FOR IMMEDIATE RELEASE

Media Contact: Christine Needles Global Corporate Communications Christine.Needles@interface.com +1 404-491-4660	Investor Contact: Bruce Hausmann Chief Financial Officer Bruce.Hausmann@interface.com +1 770-437-6802

Interface Reports Third Quarter 2020 Results

ATLANTA – November 6, 2020 – Interface, Inc. (Nasdaq: TILE), a worldwide commercial flooring company and global leader in sustainability, today announced results for the third quarter ended October 4, 2020.

Quarterly Highlights:
•Strong liquidity of $378 million at quarter end comprised of $104 million in cash and $275 million of availability under the revolving credit facility
•Q3 2020 GAAP earnings per share of $0.10; Q3 2020 adjusted earnings per share of $0.28
•Cash generated by operating activities of $65 million
•Repaid $43 million of debt during the quarter
•Launched world’s first carbon negative carpet tile, measured cradle to gate

"During the third quarter, we intensified our focus on new product innovation, our customers and investing in initiatives to position Interface for long-term success, while remaining focused on the operational and financial levers within our control. Our operations teams have done an outstanding job of providing best in class service and ensuring safety, while flexing our cost structure to maintain healthy margins. We generated $65 million of cash from operations and repaid $43 million of debt during the quarter," commented Dan Hendrix, Chairman and CEO of Interface.

"Looking forward, we are encouraged by recent data points and positive trends in our end markets indicating early signs of stabilization. We reached an important sustainability milestone with the launch of our carbon negative carpet tile during the quarter and have been encouraged by early demand from our customers. We remain committed to product innovation and expanding our presence in a diversified group of end markets with strong growth potential," Mr. Hendrix concluded.

"We effectively controlled costs and closely managed our cash flow during this ongoing period of softened demand," added Bruce Hausmann, CFO of Interface. “Looking ahead, we expect the fourth quarter to track similarly to the third quarter. Encouragingly, third quarter orders were up 11% on a sequential basis compared with the previous quarter.”

Third Quarter 2020 Financial Summary

Sales: Third quarter net sales were $279 million, down 20% versus $348 million in the prior year period. Declines in carpet tile were somewhat moderated by lesser declines in LVT and rubber.

Gross profit margin was 36.7% in the third quarter, a decrease of 280 basis points from the prior year period. Adjusted gross profit margin was 37.2%, a decrease of 270 basis points over adjusted gross margin for the prior year period.

Third quarter SG&A expenses were $88 million, or 31.6% of net sales, compared to $93 million, or 26.8% of net sales in third quarter last year. Adjusted SG&A expenses were $75 million, or 27.1% of sales in third quarter 2020.

Operating Income: Third quarter operating income was $16 million, compared to operating income of $44 million in the prior year period. Third quarter 2020 adjusted operating income was $28 million versus adjusted operating income of $46 million in third quarter last year.

Net Income and EPS: On a GAAP basis, the company recorded net income of $6 million in the third quarter of 2020, or $0.10 per diluted share, compared to third quarter 2019 GAAP net income of $26 million, or $0.45 per diluted share. Third quarter 2020 adjusted net income was $17 million, or $0.28 per diluted share, versus third quarter 2019 adjusted net income of $28 million, or $0.47 per diluted share.

Adjusted EBITDA: In the third quarter of 2020, adjusted EBITDA was $37 million. This compares with adjusted EBITDA of $56 million in third quarter last year.

Cash and Debt: The company had cash on hand of $104 million and total debt of $580 million at October 4, 2020, compared to $81 million of cash and $596 million of total debt at the end of fiscal year 2019.

First Nine Months 2020 Financial Summary

Sales: For the first nine months of 2020, net sales were $826 million, down 18% versus $1 billion in the prior year period.

Gross profit margin was 38.0% in the first nine months of 2020, a decrease of 140 basis points from the prior year period. Adjusted gross profit margin was 38.5%, a decrease of 130 basis points from adjusted gross margin for the prior year period.

SG&A expenses for the first nine months of 2020 were $256 million, or 31.0% of sales, compared to $291 million, or 29.0% of sales in the prior year period. Adjusted SG&A expenses were $233 million, or 28.2% of sales for the first nine months of 2020.

Operating Income or Loss: For the first nine months of 2020, operating loss was $60 million. Adjusted operating income was $85 million for the first nine months of 2020. These figures compare with operating income of $103 million and adjusted operating income of $108 million during the first nine months of 2019.

Net Income and EPS: On a GAAP basis, the company recorded a net loss in the first nine months of 2020 of $92 million, or $1.56 per diluted share, compared to GAAP net income of $63 million, or $1.06 per diluted share in the first nine months of 2019. Adjusted net income in the first nine months of 2020 was $51 million, or $0.88 per diluted share, versus adjusted net income of $67 million, or $1.13 per diluted share in the prior year period.

Adjusted EBITDA: In the first nine months of 2020, adjusted EBITDA was $108 million. This compares with adjusted EBITDA of $144 million in the prior year period.

Outlook

Given the continued disruption of the global economy due to COVID-19, and the significant level of uncertainty created by the global pandemic, Interface is not providing fiscal year 2020 guidance.

The company has implemented several cost reducing initiatives to align with reduced customer demand and anticipates full year 2020 adjusted SG&A expenses of approximately $310 million. In addition, the company has moderated its capital spending plans and currently anticipates capital expenditures of $60 million for the full year 2020.

Cost Reclassifications

As previously reported in the 2019 year-end earnings release, the company has reclassified and standardized cost categories globally as part of the implementation of a global financial consolidation system and the integration of nora®. The company determined that this change better reflects how management views and operates the business. This change results in the reclassification of certain expenses between Cost of Sales and Selling, General & Administrative expenses. Starting in the first quarter of 2020, the reclassifications are presented retrospectively to make all periods comparable.

The following table summarizes the quarterly reclassifications:

(In thousands)	2019
	Q1	Q2	Q3	Q4	FYE
2019 Cost of Sales as reported in 2019	$182,290	$218,917	$212,590	$203,778	$817,575
2019 Cost of Sales as reported in 2020	181,166	216,777	210,608	201,511	810,062
Reclassification	(1,124)	(2,140)	(1,982)	(2,267)	(7,513)

2019 SG&A Expense as reported in 2019	99,011	95,698	91,414	95,481	381,604
2019 SG&A Expense as reported in 2020	100,135	97,838	93,396	97,748	389,117
Reclassification	1,124	2,140	1,982	2,267	7,513

Net Impact to Operating Income	$—	$—	$—	$—	$—

Webcast and Conference Call Information

The company will host a conference call on November 6, 2020, at 8:00 a.m. Eastern Time, to discuss its third quarter 2020 results. The conference call will be simultaneously broadcast live over the Internet.

Listeners may access the conference call live over the Internet at: https://event.on24.com/wcc/r/2628525/EE9EF59F9B84C7455D81DF831522F451, or through the company's website at: https://investors.interface.com.
The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Non-GAAP Financial Measures

Interface provides adjusted earnings per share, adjusted net income, adjusted operating income, adjusted gross profit, adjusted gross profit margin, adjusted SG&A expenses, organic sales and organic sales growth, net debt, and adjusted EBITDA as additional information regarding its operating results in this press release. These non-GAAP measures are not in accordance with – or alternatives to – GAAP measures, and may be different from non-GAAP measures used by other companies. Adjusted EPS, adjusted net income, and adjusted operating income exclude nora purchase accounting amortization, goodwill and intangible asset impairment charges, changes in equity award forfeiture accounting, restructuring charges, asset impairment, severance and other charges and an SEC settlement fine. Adjusted EPS and adjusted net income also exclude the loss associated with a warehouse fire. Adjusted gross profit and adjusted gross profit margin exclude nora purchase accounting amortization. Adjusted SG&A expenses exclude changes in equity award forfeiture accounting, severance, asset impairment and other charges and an SEC settlement fine. Organic sales and organic sales growth exclude the impact of foreign currency fluctuations. Net debt is total debt less cash on hand. Adjusted EBITDA is GAAP net income excluding interest expense, income tax expense, depreciation and amortization, stock compensation amortization, goodwill and intangible asset impairment, restructuring charges, asset impairment, severance and other charges, and nora purchase accounting amortization, an SEC settlement fine and the loss associated with a warehouse fire. This news release should be read in conjunction with the Company's Current Report on Form 8-K furnished today to the U.S. Securities & Exchange Commission, which explains why Interface believes presentation of these non-GAAP measures provides useful information to investors, as well as any additional material purposes for which Interface uses these non-GAAP measures.

About Interface

Interface, Inc. is a global flooring company specializing in carbon neutral carpet tile and resilient flooring, including luxury vinyl tile (LVT) and nora® rubber flooring. We help our customers create high-performance interior spaces that support well-being, productivity, and creativity, as well as the sustainability of the planet. Our mission, Climate Take Back™, invites you to join us as we commit to operating in a way that is restorative to the planet and creates a climate fit for life.

Learn more about Interface at interface.com and blog.interface.com, our nora brand at nora.com, our FLOR® brand at FLOR.com, and our Carbon Neutral Floors™ program at interface.com/carbonneutral.

Follow us on Twitter, YouTube, Facebook, Pinterest, LinkedIn, Instagram, and Vimeo.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. Forward-looking statements may be identified by words such as “may,” “expect,” “forecast,” “anticipate,” “intend,” “plan,” “believe,” “could,” "should," "goal," "aim," "objective," “seek,” “project,” “estimate,” “target,” “will” and similar expressions. Forward-looking statements in this press release include, without limitation, any projections we make regarding the Company’s 2020 fourth quarter and the statements regarding the full year 2020 under “Outlook” above. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including but are not limited to the risks under the following subheadings in “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2019 and our subsequent Quarterly Report on Form 10-Q for the period ended April 5, 2020: "Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings"; "We compete with a large number of manufacturers in the highly competitive floorcovering products market, and some of these competitors have greater financial resources than we do. We may face challenges competing on price, making investments in our business, or competing on product design"; "Our success depends significantly upon the efforts, abilities and continued service of our senior management executives, our principal design consultant and other key personnel (including sales personnel), and our loss of any of them could affect us adversely"; "Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations"; "The uncertainty surrounding the implementation and effect of the U.K.’s exit from the European Union, and related negative developments in the European Union could adversely affect our business, results of operations or financial condition"; "Our manufacturing and supply chain abilities may be adversely impacted by an extended shutdown of our operations in China due to the recent coronavirus outbreak"; "Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers"; "Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber or our sole third party supplier for luxury vinyl tile (“LVT”) could have a material adverse effect on us"; "If we fail to realize the expected synergies and other benefits of the nora acquisition, our results of operations and stock price may be negatively affected"; "We have a significant amount of indebtedness, which could have important negative consequences to us"; "The market price of our common stock has been volatile and the value of your investment may decline"; "Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets"; "Changes to our facilities could disrupt our operations"; "Our business operations could suffer significant losses from natural disasters, catastrophes, fire, pandemics or other unexpected events"; "Disruptions to or failures of our information technology systems could adversely affect our business"; “The COVID-19 pandemic could have a material adverse effect on our ability to operate, our ability to keep employees safe from the pandemic, our results of operations, financial condition, liquidity, capital investments, our near term and long term ability to stay in compliance with debt covenants under our Syndicated Credit Facility, our ability to refinance our existing indebtedness, and our ability to obtain financing in capital markets”; “Future earnings could be negatively impacted by additional goodwill, intangible assets and property, plant and equipment impairments”; and “We face risks associated with litigation and claims.”.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

Consolidated Condensed Statements of Operations	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	10/4/20	9/29/19	10/4/20	9/29/19

Net Sales	$278,642	$348,352	$826,315	$1,003,547
Cost of Sales	176,480	210,608	512,548	608,551
Gross Profit	102,162	137,744	313,767	394,996
Selling, General & Administrative Expenses	88,161	93,396	255,902	291,369
Restructuring Charges	(1,881)	672	(3,156)	672
Goodwill and Intangible Asset Impairment Charge	—	—	121,258	—
Operating Income (Loss)	15,882	43,676	(60,237)	102,955
Interest Expense	5,426	6,577	16,021	20,180
Other Expense	2,921	1,015	9,551	2,333
Income (Loss) Before Taxes	7,535	36,084	(85,809)	80,442
Income Tax Expense	1,622	9,874	5,736	17,674
Net Income (Loss)	$5,913	$26,210	$(91,545)	$62,768

Earnings (Loss) Per Share – Basic	$0.10	$0.45	$(1.56)	$1.06

Earnings (Loss) Per Share – Diluted	$0.10	$0.45	$(1.56)	$1.06

Common Shares Outstanding – Basic	58,592	58,433	58,507	59,117
Common Shares Outstanding – Diluted	58,592	58,434	58,507	59,122

Consolidated Condensed Balance Sheets
(In thousands)	10/4/2020	12/29/19
Assets
Cash	$103,719	$81,301
Accounts Receivable	132,592	177,482
Inventory	247,494	253,584
Other Current Assets	31,241	35,768
Total Current Assets	515,046	548,135
Property, Plant & Equipment	346,592	324,585
Operating Lease Right-of Use Asset	99,815	107,044
Goodwill and Intangible Assets	240,118	346,474
Other Assets	104,204	96,811
Total Assets	$1,305,775	$1,423,049

Liabilities
Accounts Payable	$63,781	$75,687
Accrued Liabilities	135,772	140,652
Current Portion of Operating Lease Liabilities	14,015	15,914
Current Portion of Long-Term Debt	31,239	31,022
Total Current Liabilities	244,807	263,275
Long-Term Debt	548,827	565,178
Operating Lease Liabilities	87,276	91,829
Other Long-Term Liabilities	137,845	134,565
Total Liabilities	1,018,755	1,054,847
Shareholders’ Equity	287,020	368,202
Total Liabilities and Shareholders’ Equity	$1,305,775	$1,423,049

Consolidated Condensed Statements of Cash Flows	Three Months Ended		Nine Months Ended
(In thousands)	10/4/20	9/29/19	10/4/20	9/29/19
OPERATING ACTIVITIES
Adjustments to Reconcile Net Income to Cash Provided by Operating Activities:
Net Income/(Loss)	$5,913	$26,210	$(91,545)	$62,768
Depreciation and Amortization	11,732	10,880	33,480	33,578
Stock Compensation Amortization/(Benefit)	800	1,660	(1,416)	6,494
Goodwill and Intangible Asset Impairment Charge	—	—	121,258	—
Amortization of Acquired Intangible Assets	1,399	1,329	4,030	4,581
Deferred Income Taxes and Other Non-Cash Items	(3,074)	(229)	(20,438)	(11,806)
Change in Working Capital
Accounts Receivable	9,912	3,709	47,572	(928)
Inventories	21,995	1,540	13,203	(11,809)
Prepaids and Other Current Assets	7,814	1,725	8,819	(4,481)
Accounts Payable and Accrued Expenses	8,350	22,646	(17,695)	11,507
Cash Provided by Operating Activities	64,841	69,470	97,268	89,904
INVESTING ACTIVITIES
Capital Expenditures	(11,219)	(18,955)	(46,884)	(53,881)
Other	(154)	52	(183)	85
Cash Used in Investing Activities	(11,373)	(18,903)	(47,067)	(53,796)
FINANCING ACTIVITIES
Repayments of Long-term Debt	(66,243)	(48,746)	(114,022)	(65,416)
Borrowing of Long-term Debt	23,000	6,000	93,000	76,000
Tax Withholding Payments for Share-Based Compensation	(17)	(14)	(1,505)	(3,278)
Proceeds from Issuance of Common Stock	—	—	93	60
Debt Issuance Costs	(1,519)	—	(1,519)	—
Dividends Paid	(586)	(3,798)	(4,978)	(11,561)
Repurchase of Common Stock	—	—	—	(25,154)
Finance Lease Payments	(442)	(808)	(1,252)	(808)
Cash Used in Financing Activities	(45,807)	(47,366)	(30,183)	(30,157)
Net Cash Provided by Operating, Investing and Financing Activities	7,661	3,201	20,018	5,951
Effect of Exchange Rate Changes on Cash	4,214	(2,245)	2,400	(1,728)
CASH AND CASH EQUIVALENTS
Net Change During the Period	$11,875	$956	$22,418	$4,223
Balance at Beginning of Period	91,844	84,256	81,301	80,989
Balance at End of Period	$103,719	$85,212	$103,719	$85,212

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(In millions, except per share amounts)

	Third Quarter 2020			Third Quarter 2019			First Nine Months 2020			First Nine Months 2019
Net Sales as Reported (GAAP)	$278.6			$348.4			$826.3			$1,003.5
Impact of Changes in Currency	(5.6)			—			1.9			—
Organic Sales *	$273.1			$348.4			$828.2			$1,003.5

	Third Quarter 2020							Third Quarter 2019
				Adjustments						Adjustments
	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS	Gross Profit	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS
GAAP As Reported	$102.2	$88.2	$15.9			$5.9	$0.10	$137.7	$43.7			$26.2	$0.45
Non-GAAP Adjustments
Purchase Accounting Amortization	1.4	—	1.4	1.4	(0.4)	1.0	0.02	1.3	1.3	1.3	(0.4)	0.9	0.02
Restructuring, Asset Impairment, Severance and Other Charges	—	(7.7)	5.8	5.8	(1.2)	4.6	0.08	—	0.7	0.7	(0.1)	0.5	0.01
SEC Fine	—	(5.0)	5.0	5.0	—	5.0	0.09	—	—	—	—	—	—
Adjustments Subtotal *	1.4	(12.7)	12.2	12.2	(1.6)	10.6	0.18	1.3	2.0	2.0	(0.5)	1.5	0.03
Adjusted (non-GAAP) *	$103.6	$75.5	$28.1			$16.5	$0.28	$139.1	$45.7			$27.7	$0.47

	First Nine Months 2020							First Nine Months 2019
				Adjustments						Adjustments
	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS	Gross Profit	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS
GAAP As Reported	$313.8	$255.9	$(60.2)			$(91.5)	$(1.56)	$395.0	$103.0			$62.8	$1.06
Non-GAAP Adjustments
Purchase Accounting Amortization	4.0	—	4.0	4.0	(1.2)	2.8	0.05	4.6	4.6	4.6	(1.3)	3.2	0.06
Goodwill and Intangible Asset Impairment	—	—	121.3	121.3	(1.5)	119.8	2.05	—	—	—	—	—	—
Restructuring, Asset Impairment, Severance and Other Charges	—	(16.6)	13.5	13.5	(2.7)	10.8	0.18	—	0.7	0.7	(0.1)	0.5	0.01
Change in Equity Award Forfeiture Accounting	—	(1.4)	1.4	1.4	(0.3)	1.1	0.02	—	—	—	—	—	—
Warehouse Fire Loss	—	—	—	4.2	(1.0)	3.2	0.05	—	—	—	—	—	—
SEC Fine	—	(5.0)	5.0	5.0	—	5.0	0.09	—	—	—	—	—	—
Adjustments Subtotal *	4.0	(23.0)	145.2	149.3	(6.6)	142.7	2.44	4.6	5.3	5.3	(1.5)	3.8	0.06
Adjusted (non-GAAP) *	$317.8	$232.9	$84.9			$51.2	$0.88	$399.6	$108.2			$66.5	$1.13

* Note: Sum of reconciling items may differ from total due to rounding of individual components

	Third Quarter 2020	Third Quarter 2019	First Nine Months 2020	First Nine Months 2019
Net Income (Loss) as Reported (GAAP)	$5.9	$26.2	$(91.5)	$62.8
Income Tax Expense	1.6	9.9	5.7	17.7
Interest Expense	5.4	6.6	16.0	20.2
Depreciation and Amortization (excluding debt issuance cost amortization)	10.9	10.1	31.8	31.4
Stock Compensation Amortization (Benefit)	0.8	1.7	(1.4)	6.5
Purchase Accounting Amortization	1.4	1.3	4.0	4.6
Goodwill and Intangible Asset Impairment	—	—	121.3	—
Restructuring, Asset Impairment, Severance and Other Charges	5.8	0.7	13.5	0.7
Warehouse Fire Loss	—	—	4.2	—
SEC Fine	5.0	—	5.0	—
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (AEBITDA)*	$36.9	$56.4	$108.5	$143.7

	Last Twelve Months (LTM) Ended 10/4/20	Fiscal Year 2019
Net Income (Loss) as Reported (GAAP)	$(75.1)	$79.2
Income Tax Expense	10.7	22.6
Interest Expense	21.5	25.7
Depreciation and Amortization (excluding debt issuance cost amortization)	42.4	42.0
Stock Compensation Amortization	0.8	8.7
Purchase Accounting Amortization	5.4	5.9
Goodwill and Intangible Asset Impairment	121.3	—
Restructuring, Asset Impairment, Severance and Other Charges	25.7	12.9
Warehouse Fire Loss	4.2	—
SEC Fine	5.0	—
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (AEBITDA)*	$161.8	$197.0

	As of 10/4/20
Total Debt	$580.1
Total Cash on Hand	(103.7)
Total Debt, Net of Cash on Hand (Net Debt)	$476.3

	10/4/2020
Total Debt / LTM Net Income (Loss)	(7.7x)
Net Debt / LTM AEBITDA	2.9x

Note: Sum of reconciling items may differ from total due to rounding of individual components
* Historical AEBITDA figures have been updated to reflect a change in depreciation and amortization values used to calculate AEBITDA.

The impacts of changes in foreign currency presented in the tables are calculated based on applying the prior year period's average foreign currency exchange rates to the current year period.

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful basis for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non‑GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States. Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.
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